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SCHEDULE 14A INFORMATION
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12
AVALONBAY COMMUNITIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2900 Eisenhower Avenue, Suite 300
Alexandria, Virginia 22314

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 14, 2003

        NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders (the "Annual Meeting") of AvalonBay Communities, Inc., a Maryland corporation (the "Company"), will be held on Wednesday, May 14, 2003 at 10:00 a.m. local time at The Ritz-Carlton Marina del Rey, 4375 Admiralty Way, Marina del Rey, California 90292, for the following purposes:

          1. To elect the following eight (8) directors to serve until the 2004 Annual Meeting of Stockholders and until their respective successors are elected and qualify: Bryce Blair, Bruce A. Choate, John J. Healy, Jr., Gilbert M. Meyer, Charles D. Peebler, Jr., Lance R. Primis, Allan D. Schuster and Amy P. Williams.

          2. To transact such other business that may be properly brought before the Annual Meeting and at any postponements or adjournments thereof.

        Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later postponement or adjournment, the Annual Meeting may be postponed or adjourned.

        The Board of Directors has fixed the close of business on March 17, 2003 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof. Only holders of record of the Company's common stock, par value $0.01 per share (the "Common Stock"), at the close of business on that date will be entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof.

        You are requested to authorize a proxy to vote your shares by filling in and signing the enclosed proxy card, which is being solicited by the Board of Directors, and by mailing it promptly in the enclosed postage-prepaid envelope. You may also authorize a proxy to vote your shares by telephone or over the Internet by following the instructions on your proxy card. Any proxy delivered by a holder of Common Stock may be revoked by a writing delivered to the Company stating that the proxy is revoked or by delivery of a properly executed, later dated proxy. Holders of record of Common Stock who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy or authorized a proxy by telephone or over the Internet, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously delivered proxy.

By Order of the Board of Directors

Edward M. Schulman
                    Secretary

Alexandria, Virginia
March 27, 2003

AvalonBay Communities, Inc.

2900 Eisenhower Avenue, Suite 300
Alexandria, Virginia 22314

PROXY STATEMENT

FOR 2003 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 14, 2003

March 27, 2003

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of AvalonBay Communities, Inc., a Maryland corporation (the "Company"), for use at the 2003 Annual Meeting of Stockholders of the Company to be held on Wednesday, May 14, 2003 at 10:00 a.m. local time at The Ritz-Carlton Marina del Rey, Marina del Rey, California, and at any postponements or adjournments thereof (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to: (1) vote upon the election of eight directors of the Company and (2) act upon any other matters properly brought before the Annual Meeting.

        This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about March 27, 2003. The Board of Directors has fixed the close of business on March 17, 2003 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting (the "Record Date"). Only holders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on the Record Date will be entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, there were 67,262,934 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share of Common Stock held.

        The presence, in person or by proxy, of holders of a majority of all of the shares of Common Stock entitled to be cast is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and "broker non-votes" will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. A "broker non-vote" refers to a share represented at the Annual Meeting which is held by a broker or other nominee who has not received instructions from the beneficial owner or person entitled to vote such share and with respect to which, on one or more but not all proposals, such broker or nominee does not have discretionary voting power to vote such share.

        Whether you hold shares directly as the stockholder of record or indirectly as the beneficial owner of shares held for you by a broker or other nominee (i.e., "in street name"), you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares you hold in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this either over the Internet, by telephone or by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares you hold in street name, the voting instruction card provided by your broker or nominee.

        By Internet — If you have Internet access, you may submit your proxy from any location in the world by following the "By Internet" instructions on the proxy card, or, if applicable, the Internet voting instructions that may be described on the voting instruction card sent to you by your broker or nominee.

        By Telephone — If you live in the United States or Canada, you may submit your proxy by following the "By Telephone" instructions on the proxy card, or, if applicable, the telephone voting instructions that may be described on the voting instruction card sent to you by your broker or nominee.

        By Mail — You may submit your proxy by signing your proxy card and mailing it in the enclosed, postage-prepaid and addressed envelope. For shares you hold in street name, you may sign the voting instruction card included by your broker or nominee and mail it in the envelope provided.

        You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may do this by granting a new proxy, by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, or by attending the Annual Meeting and voting in person. Attendance at the meeting without further action will not cause your previously granted proxy to be revoked. You may change your proxy instructions for shares you beneficially own by submitting new voting instructions to your broker or nominee.

        If a properly signed proxy is submitted but not marked as to a particular item, the proxy will be voted FOR the election of the eight (8) nominees for director of the Company named in this Proxy Statement. It is not anticipated that any matters other than those set forth in the Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

        The Company's 2002 Annual Report to Stockholders, including financial statements for the fiscal year ended December 31, 2002, is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material. A copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission may be obtained free of charge by writing to AvalonBay Communities, Inc., 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314, Attention: Chief Financial Officer or in the "Investor Relations" section of the Company's website (www.avalonbay.com).

PROPOSAL 1
ELECTION OF DIRECTORS

        The Board of Directors consists of eight members. The Board has nominated for election each of the eight current directors. Accordingly, eight nominees will stand for election at the Annual Meeting and if elected will serve until the 2004 annual meeting of stockholders and until their successors are elected and qualify. The following individuals have been nominated by the Board of Directors to serve as directors: Bryce Blair, Bruce A. Choate, John J. Healy, Jr., Gilbert M. Meyer, Charles D. Peebler, Jr., Lance R. Primis, Allan D. Schuster and Amy P. Williams (the "Nominees"). The Board of Directors anticipates that each of the Nominees, if elected, will serve as a director. However, if any person nominated by the Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as the Board of Directors may recommend.

Required Vote and Recommendation

        Only holders of record of Common Stock as of the Record Date are entitled to vote on this proposal. Proxies will be voted for all of the Nominees unless contrary instructions are set forth on the enclosed Proxy Card. The affirmative vote of the holders of a majority of all outstanding shares of Common Stock is required to elect a Nominee. Accordingly, a vote withheld from a Nominee (i.e., an abstention) will have the same effect as a vote against the Nominee. Because there are eight Nominees for eight Board positions, if a Nominee who is currently a director fails to receive the affirmative vote of the holders of a majority of all outstanding shares of Common Stock, then the Nominee shall remain a director until such director's successor is duly elected and qualifies.

  The Board of Directors unanimously recommends a vote FOR all of the Nominees.

Information Regarding Nominees and Executive Officers

        The following table sets forth certain information with respect to the Nominees for election as directors at the Annual Meeting based on information furnished to the Company by each Nominee.

        Unless otherwise specified, the following information is as of February 1, 2003 and is based upon 68,149,232 shares of Common Stock outstanding at the close of business on such date.

Name of Nominee	Age	Director Since	Amount and Nature of Beneficial Ownership of Common Stock (1)		Percent of Class
Bryce Blair	44	2001	459,404	(2)	*
Bruce A. Choate	55	1994	49,500	(3)	*
John J. Healy, Jr.	56	1996	58,000	(4)	*
Gilbert M. Meyer	58	1978	1,454,965	(5)	2.1%
Charles D. Peebler, Jr.	66	2001	12,000	(6)	*
Lance R. Primis	56	1998	46,000	(7)	*
Allan D. Schuster	61	1998	61,606	(8)	*
Amy P. Williams	46	2001	12,000	(9)	*

*
Less than one percent.

(1)
Except as otherwise noted, each individual in this table has sole voting and investment power over the shares listed.

(2)
Includes (i) 351,743 shares issuable upon the exercise of stock options that vest on or before April 1, 2003 and (ii) 870 shares held indirectly for minor children.

(3)
Includes 48,000 shares issuable upon the exercise of stock options that vest on or before April 1, 2003. Does not include 14,140 shares issuable in the future under deferred stock awards granted to Mr. Choate in lieu of restricted stock awards pursuant to elections under the Company's 1994 Stock Incentive Plan, as amended and restated (the "Stock Incentive Plan").

(4)
Includes 52,000 shares issuable upon the exercise of stock options that vest on or before April 1, 2003. Does not include 10,204 shares issuable in the future under deferred stock awards granted to Mr. Healy in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plan.

(5)
Includes (i) 478,400 shares issuable upon the exercise of stock options that vest on or before April 1, 2003 and (ii) 976,565 shares owned jointly with spouse. Does not include 29,180 shares issuable in the future under deferred stock awards granted to Mr. Meyer in lieu of restricted stock awards pursuant to elections made under the Stock Incentive Plan.

(6)
Includes 7,000 shares issuable upon the exercise of stock options that vest on or before April 1, 2003. Does not include 2,626 shares issuable in the future under a deferred stock award granted to Mr. Peebler pursuant to an election under the Stock Incentive Plan.

(7)
Includes 37,000 shares issuable upon the exercise of stock options that vest on or before April 1, 2003.

(8)
Includes 52,366 shares issuable upon the exercise of stock options that vest on or before April 1, 2003. Does not include 7,264 shares issuable in the future under deferred stock awards granted to Mr. Schuster in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plan.

(9)
Includes 7,000 shares issuable upon the exercise of stock options that vest on or before April 1, 2003.

        The following biographical descriptions set forth information with respect to the Nominees and the executive officers of the Company who are not directors, based on information furnished to the Company by each Nominee and executive officer. There is no family relationship between any director, Nominee, or executive officer of the Company. Officers of the Company are elected annually at the first meeting of the Board of Directors following each annual meeting of stockholders. Each officer holds office until the first meeting of the Board of Directors following the next annual meeting of stockholders and until his or her successor is duly elected and qualifies or until his or her earlier death, resignation or removal in the manner provided in the Company's Bylaws.

Nominees for Election as Directors

Employee Director:

        Bryce Blair has been a director of the Company since May 2001. Mr. Blair has also served as the Company's Chairman of the Board since January 1, 2002, Chief Executive Officer since February 1, 2001 and President since September 2000. Mr. Blair was the Chief Operating Officer of the Company from February 1999 to February 2001. Prior to February 1999, Mr. Blair had served as Senior Vice President—Development, Acquisitions and Construction since the merger of the Company and Avalon Properties, Inc. in June 1998 (the "Merger"), the same position he held with Avalon Properties from its formation in August 1993 through June 1998. Mr. Blair worked for the Northeast Group of Trammell Crow Residential ("TCR") from 1985 until 1993 and was the partner responsible for overseeing development and acquisition of multifamily opportunities throughout Massachusetts, Rhode Island and Long Island, New York. Mr. Blair received his Masters degree in Business Administration from Harvard Business School in 1985. He graduated magna cum laude with an undergraduate degree in Civil Engineering from the University of New Hampshire. He is a member of the Urban Land Institute

("ULI"), the National Multi Housing Council and The Real Estate Round Table, and he is on the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT").

Non-Employee Directors:

        Bruce A. Choate has been a director of the Company since April 1994. In December, 2002, Mr. Choate was elected to the Board of Directors of Watson Land Company, a privately-held real estate investment trust ("REIT") in Carson, California. At that time, Mr. Choate was also appointed as its President and Chief Executive Officer. Prior to December 2002, Mr. Choate had served since 1991 as Watson Land Company's Chief Financial Officer. Prior to joining Watson Land Company, Mr. Choate was employed by Bixby Ranch Company, a privately-held real estate investment company in Seal Beach, California, as Senior Vice President and Chief Financial Officer. Previously, Mr. Choate held various management positions with national banking and mortgage banking organizations. He holds membership in the ULI, NAREIT, the Real Estate Investment Advisory Council, The Real Estate Round Table, and the National Association of Industrial and Office Property ("NAIOP"), and he serves on the Board of Directors of the Los Angeles Chamber of Commerce.

        John J. Healy, Jr. has been a director of the Company since 1996. Mr. Healy is Co-Founder and CEO of Hyde Street Holdings, Inc., an investor in real estate and real estate related entities. Previously, Mr. Healy co-founded the Hanford/Healy Companies (1988), a real estate investment, asset management and consulting company, which was purchased by GMAC Commercial Mortgage, a subsidiary of General Motors, in September 1996. Mr. Healy has also held various management positions with real estate and financial firms including: The Federal Asset Disposition Association (predecessor to the Resolution Trust Corporation), Bank of America (COO and Director of Technical Services for a real estate subsidiary) and Manufacturers Hanover Trust Company (VP). Mr. Healy sits on the board of The Rosalind Russell Research Center for Arthritis (UCSF). Memberships in professional associations include: ULI (Affordable Housing Council), American Society of Real Estate Counselors (CRE), and American Institute of Real Estate Appraisers (MAI).

        Gilbert M. Meyer has been a director of the Company since 1978. Mr. Meyer is the Company's Founder and has been continuously involved with the Company as an executive officer, director and/or stockholder since 1978. Mr. Meyer served as Executive Chairman of the Company from the date of the Merger until his retirement from that position in May 2000. Mr. Meyer entered into a three-year consulting agreement with the Company that began following his retirement in May 2000 (see "Certain Relationships and Related Transactions"). Prior to the completion of the Merger, Mr. Meyer served as the Company's Chairman, President and Chief Executive Officer. Mr. Meyer is also the founder and remains a major stockholder and President of Greenbriar Homes Communities, Inc., a private for-sale, single-family home building company in the San Francisco Bay Area. He is also a member of the Haas School of Business Advisory Board, University of California at Berkeley, a member of the Policy Advisory Board of the Fisher Center for Real Estate and Urban Economics, University of California at Berkeley, and a member of the boards of a number of artistic, religious and philanthropic non-profit organizations.

        Charles D. Peebler, Jr. has been a director of the Company since May 2001. Mr. Peebler is Managing Director of Plum Capital L.L.C., a venture capital firm concentrating on media content investments. Prior to joining Plum Capital in April 1999, Mr. Peebler was, from December 1997 to April 1999, President of True North Communications, Inc., a worldwide advertising agency holding company. Prior to that position, Mr. Peebler had served for many years as President of Bozell, Jacobs, Kenyon & Eckhardt, a worldwide advertising agency which was acquired by True North in 1997. Mr. Peebler currently serves on the Board of Directors of Valmont Industries, Meredith Corporation, EOS International, Inc., Hotlink Inc., and mPulse. Mr. Peebler also has served on the Board of

Directors of several advertising and media associations and is a past president of the Chief Executives Organization.

        Lance R. Primis has been a director of the Company since June 1998. Effective January 1, 2003, Mr. Primis was designated the Lead Independent Director of the Company (see "Board of Directors and its Committees—Lead Independent Director"). Since 1997, Mr. Primis has been the managing partner of Lance R. Primis & Partners, LLC, a management consulting firm with clients in the media industry. From 1969 to 1996, Mr. Primis was employed in various positions by The New York Times Company, including the positions of President and Chief Operating Officer which he held from 1992 to 1996. In addition, Mr. Primis was the President and General Manager of The New York Times from 1988 to 1992. From April 1998 to September 2000, Mr. Primis served as co-founder and Chairman of PressPoint, Inc., a start-up enterprise that engaged in the digital transmission of newspapers through a digital satellite network. In September 2000, PressPoint, Inc. ceased operations and subsequently filed for bankruptcy under Chapter 7 of the federal bankruptcy laws. In addition, Mr. Primis is a member of the Board of Directors of Torstar Corporation, Metro International S.A., and Plum Holdings, LLC.

        Allan D. Schuster has been a director of the Company since June 1998 and was a director of Avalon Properties from December 1993 through June 1998. Mr. Schuster has been a private investor since June 1993. From April 1988 until June 1993, he was Chairman and Chief Executive Officer of the Travelers Realty Investment Company, where he directed that company's investment activities in commercial and agricultural real estate. During this same period, Mr. Schuster was Chairman and Chief Executive Officer of Prospect Company, a real estate development company. From December 1972 to September 1987, Mr. Schuster was with Citibank, N.A., where during the last five years of that term he was Managing Director of Citicorp Real Estate, Inc. Mr. Schuster is a member of the Appraisal Institute and the ULI.

        Amy P. Williams has been a director of the Company since May 2001. Ms. Williams is Vice President, Finance & Planning, of Allstate Insurance Company, the largest publicly-traded personal lines insurer in the United States. Prior to assuming that office, Ms. Williams was Vice President, Corporate Strategy for Allstate. Prior to joining Allstate in 1999, Ms. Williams had been a Partner since 1996 at Mitchell Madison Group, a global management consulting firm, where she headed the Chicago office and led the merger integration practice. From 1992 to 1996, Ms. Williams was a member of the senior management team of USF&G, Inc., a multi-line insurer based in Baltimore, Maryland, and her positions there included Senior Vice President, Strategy, and Senior Vice President, Human Resources. Prior to joining USF&G, Ms. Williams was a Senior Engagement Manager in McKinsey & Company's Chicago office.

Executive Officers Who Are Not Directors

        Samuel B. Fuller, 41, has been Executive Vice President—Development and Construction since February 2001. Prior to assuming that office, Mr. Fuller served as Senior Vice President—Development and Construction since January 2000. Prior to those positions, he had served since the Merger as the Company's Regional Vice President—Development and Acquisitions, with responsibility in the Northeast and Pacific Northwest regions of the country. From August 1993 until the Merger, Mr. Fuller served as Avalon Properties' Vice President of Development for Connecticut and New York. Mr. Fuller worked for the Northeast Group of TCR from 1989 until 1993 and was the partner responsible for overseeing development and acquisition of multifamily opportunities throughout Connecticut and New York state excluding Long Island. Mr. Fuller received his Masters of Business Administration in 1989 from Harvard Business School and has a Bachelor of Science Degree in Mechanical Engineering from the University of New Hampshire College of Engineering and Physical Sciences.

        Leo S. Horey, 40, has been Senior Vice President—Property Operations since February 2001. Prior to assuming that office, Mr. Horey had served since the Merger as Regional Vice President—Property

Operations, primarily with oversight of the Company's West Coast operations. Prior to the Merger, Mr. Horey had served since 1994 as Vice President—Property Operations for Avalon Properties with responsibility for numerous properties in Virginia, Maryland and the District of Columbia. Previously, Mr. Horey had worked for TCR since 1990, concentrating in acquisitions and dispositions. Mr. Horey received his Masters of Business Administration from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill where he was a Richard H. Jenrette Fellow. He also holds a Bachelor of Science degree in Computer Science and Economics from Duke University.

        James R. Liberty, 63, has been Senior Vice President—Construction Operations since June 1999. Prior to assuming that office, Mr. Liberty had served since the Merger as Vice President—Construction, with responsibilities in the East Coast and Midwest. Prior to the Merger, he held the same position with Avalon Properties. Mr. Liberty joined Avalon Properties in September 1996 as Senior Construction Manager for the Mid-Atlantic region, a position he held until April 1997. His previous experience included officer and other positions with several prominent real estate development companies since the 1960's, where his management responsibilities have included high-volume multifamily housing and mid- and high-rise office building complexes in New York, New Jersey, Washington, D.C., Chicago and Detroit. He is a graduate of Rochester Institute of Technology and a licensed real estate broker.

        Timothy J. Naughton, 41, has been Chief Operating Officer since February 2001. Prior to assuming that office, Mr. Naughton served as Senior Vice President—Chief Investment Officer since January 2000, and prior to that had, since the Merger, served as the Company's Regional Vice President—Development and Acquisitions, with responsibility primarily in the Mid-Atlantic and Midwest regions of the country. From the formation of Avalon Properties in August 1993 until the Merger, Mr. Naughton had served Avalon Properties as Vice President of Development, with responsibility for the Virginia and Maryland markets. He was previously a Development Partner with the Mid-Atlantic Group of TCR, from 1989 until 1993. Mr. Naughton received his Masters of Business Administration from Harvard Business School in 1987 and an undergraduate degree with high distinction in economics from the University of Virginia.

        Charlene Rothkopf, 51, joined the Company in March 2000 as Senior Vice President—Human Resources. Immediately prior to joining the Company, Ms. Rothkopf was founder and President of Human Capital Group, a management consulting firm specializing in strategic planning and human resource development. From 1996 to 1999, Ms. Rothkopf was Vice President of Operations Human Resources for Host Marriott Services Corporation, and from 1993 to 1996 she was Vice President of Human Resources Planning and Development for Host Marriott Corporation. From 1983 to 1993, Ms. Rothkopf was employed by Marriott Corporation, most recently as Director of Benefit Operations. Ms. Rothkopf holds an undergraduate degree and a masters degree in administration and supervision from the University of Maryland, and she performed doctoral work at George Washington University in Human Resources Development and Management Science.

        Thomas J. Sargeant, 44, has been Chief Financial Officer and Treasurer since the Merger. In addition, since January 2000, Mr. Sargeant has held the additional title of Executive Vice President and, prior to that, held the additional title of Senior Vice President. Mr. Sargeant is responsible for all of the financial operations of the Company, including capital markets/finance, financial reporting and financial services. Mr. Sargeant is also the chief officer in charge of information technologies. From March 1995 through June 1998, Mr. Sargeant served as the Chief Financial Officer and Secretary of Avalon Properties, and he was Treasurer of Avalon Properties from its formation in August 1993 through June 1998. Prior to the formation of Avalon Properties, he served as Group Financial Officer for the Northeast Group of TCR, the Mid-Atlantic Group of TCR and the Midwest Group of TCR and oversaw the financial services operations (including accounting and financial reporting, cash management, payroll, information systems and internal audit) as well as project finance for the Midwest

Group of TCR. Mr. Sargeant joined TCR in 1986 as Controller and was promoted to Chief Financial Officer in 1989 and to Group Financial Officer in 1992. Prior to joining TCR, Mr. Sargeant was with Arthur Andersen & Co., where he specialized in the construction and real estate industries, serving both private and publicly held clients. Mr. Sargeant, a certified public accountant, is a magna cum laude graduate of the University of South Carolina where he was elected to Phi Beta Kappa and the Honors College. Mr. Sargeant is a director of Realeum, Inc., a private company engaged in the development of an on-site property management system and leasing automation system; the Company has a minority equity interest in Realeum, Inc.

Board of Directors and its Committees

        Board of Directors.    The Board of Directors consists of eight directors. The Board of Directors met eight times during 2002. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and meetings of the committees of the Board of Directors of which he or she was a member, with the exception of Mr. Peebler, who attended 67% of the total meetings of the Board of Directors and meetings of the committees of the Board of Directors of which he was a member.

        Audit Committee.    The Board of Directors has established an Audit Committee, the current members of which are Mr. Choate (Chair), Mr. Schuster and Ms. Williams. The Board of Directors has determined that the members of the Audit Committee are "independent" under the rules of the NYSE. The Audit Committee, among other functions, has the sole authority to appoint and replace the independent auditor, is responsible for the compensation and oversight of the work of the independent auditor, reviews the results of the audit engagement with the independent auditor, and reviews and discusses with management and the independent auditor quarterly and annual financial statements and major changes in accounting and auditing principles. The Audit Committee met eight times during 2002. The Board of Directors has adopted a written charter for the Audit Committee, which was amended in December 2002. A copy of the Company's Audit Committee charter is provided as an appendix to this proxy statement.

        Compensation Committee.    The Board of Directors has established a Compensation Committee, the current members of which are Messrs. Primis (Chair), Peebler and Schuster and Ms. Williams, all of whom are independent of the Company's management. The Compensation Committee, among other functions, reviews, designs and determines compensation structures, programs and amounts, establishes corporate and management performance goals and objectives, and administers the Company's incentive compensation plans, including the Company's Stock Incentive Plan. The Compensation Committee also reviews employment agreements and arrangements with officers. The Compensation Committee met four times during 2002.

        Nominating and Corporate Governance Committee.    The Board of Directors has established a Nominating and Corporate Governance Committee (the "Nominating Committee"), the current members of which are Messrs. Healy (Chair), Choate, Meyer and Primis. The Nominating Committee was formed to, among other functions, identify individuals qualified to become Board members, consider policies relating to Board and committee meetings, recommend the establishment or dissolution of Board committees and address other issues regarding corporate governance. In exercising its function of recommending individuals for nomination by the Board for election as directors, the Nominating Committee considers nominees recommended by stockholders. The procedure by which stockholders may submit such recommendations is set forth in the Company's Bylaws. See "Other Matters—Stockholder Proposals for Annual Meetings" for a summary of these requirements. In addition to holding one formal committee meeting during 2002, the members of the Nominating and Corporate Governance Committee met with the other independent directors at a number of meetings at which topics related to the above were discussed, including the establishment of a Lead Independent Director position and amendments to committee charters.

        Investment and Finance Committee.    The Board of Directors has established an Investment and Finance Committee, the current members of which are Messrs. Schuster (Chair), Blair, Choate, Healy and Meyer. The Investment and Finance Committee was formed to, among other things, review and monitor the acquisition, disposition, development and redevelopment of the Company's communities, and review and monitor the financial structure, capital sourcing strategy and financial plans and projections of the Company. The Investment and Finance Committee has authority, subject to certain limits and guidelines set by the Board of Directors and Maryland law, to approve investment and financing activity. The Investment and Finance Committee met nine times during 2002.

        Technology Committee.    The Board of Directors has established a Technology Committee, the current members of which are Messrs. Blair (Chair), Healy, Peebler and Primis. The Technology Committee was formed to provide oversight with respect to, and authorize expenditures up to certain limits for, the Company's technology commitments, initiatives and investments. The Technology Committee met three times during 2002.

        Lead Independent Director.    To help assure sound corporate governance practices, the Board established, as of January 1, 2003, the role of Lead Independent Director and designated Mr. Primis to initially serve in that role. Mr. Primis' role as Lead Independent Director includes chairing meetings of the independent directors; helping to encourage and facilitate communications among the independent directors, the Chairman and management, as well as facilitating communications among committees of the Board; and acting as a contact person for those who wish to communicate with the independent directors. Following the Annual Meeting, it is not expected that Mr. Primis will serve as a member of any of the committees of the Board of Directors described above, although he expects to attend and participate in committee meetings frequently.

Director Compensation

        A director of the Company who is also an employee receives no additional compensation for his services as a director. Under the Stock Incentive Plan, on the fifth business day following each annual meeting of stockholders, each of the Company's non-employee directors automatically receives options to purchase 7,000 shares of Common Stock at the last reported sale price of the Common Stock on the NYSE on such date and a restricted stock grant of 2,500 shares of Common Stock (or a deferred stock award in lieu thereof). Subject to accelerated vesting under limited circumstances, all of such stock options will become exercisable one year after the date of grant and will expire ten years after the date of grant, and such shares of restricted stock (or deferred stock awards) granted to non-employee directors will vest at the rate of 20% on the date of issuance and on each of the first four anniversaries of the date of issuance. If a director elects to receive a deferred stock award in lieu of restricted stock, then, at the time of such election, the director also elects at what time in the future he or she will receive shares of stock in respect of the vested portion of the deferred stock award. The Board of Directors expects to review, and to consider modifying, the structure of director compensation. Although no action has been taken as of the date of this proxy statement, the Board expects that if it does modify director compensation it would do so with a view to providing aggregate annual compensation having a value that is not materially different than the average value of the annual director compensation for 1999 through and including 2003.

        In consideration for serving as Lead Independent Director during 2003, the Board of Directors has determined that Mr. Primis will receive, in addition to the compensation described above, an annual fee of $30,000 payable in equal monthly installments.

Executive Compensation

        The following table sets forth, for each of the Company's last three fiscal years, the annual compensation awarded to (a) the person who served as the Company's chief executive officer during 2002, and (b) the four other executive officers of the Company who, on the basis of annual salary and bonus, were the most highly compensated officers of the Company other than the chief executive officer during 2002 (collectively, the "Named Executive Officers").

Summary Compensation Table

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)(1)	Securities Underlying Options(#)(2)	Restricted Stock Awards($)(3)		All Other Compensation ($)(4)(5)(6)
Bryce Blair Chairman, President and Chief Executive Officer	2002 2001 2000	478,053 441,147 367,057	325,076 479,999 351,764	42,000 51,600 68,000	372,502 509,185 611,135	(7) (8) (9)	71,385 70,404 37,438
Timothy J. Naughton Chief Operating Officer	2002 2001 2000	350,000 335,115 260,000	210,263 405,518 222,430	24,000 37,733 44,500	172,896 345,577 390,905	(10) (11) (12)	40,496 39,263 17,406
Thomas J. Sargeant Executive Vice President, Chief Financial Officer and Treasurer	2002 2001 2000	330,000 325,039 300,000	198,248 389,756 286,800	20,700 33,920 46,000	160,469 326,254 594,050	(13) (14) (15)	36,691 36,644 36,262
Samuel B. Fuller Executive Vice President-Development/ Construction	2002 2001 2000	330,000 318,423 260,000	227,933 329,539 277,169	23,994 33,323 44,500	172,860 305,190 390,905	(16) (17) (18)	39,596 39,213 17,355
Leo S. Horey Senior Vice President-Property Operations	2002 2001 2000	285,700 275,985 226,769	131,693 218,452 206,333	19,221 29,676 31,000	174,481 271,764 321,980	(19) (20) (21)	16,582 16,196 16,210

(1)
Cash bonuses may be paid under the Company's corporate bonus program in the discretion of the Compensation Committee to executive officers upon the attainment of performance-based criteria established by the Committee. For a general description of the program, see "Compensation Committee Report on Executive Compensation."

(2)
The options to purchase Common Stock that are listed for 2002, 2001 and 2000 consist of options granted on February 12, 2003, February 13, 2002 and February 13, 2001, respectively, except that, in the case of Mr. Blair, the options listed for 2002 consist of 15,000 options granted on December 12, 2002 and 27,000 options granted on February 12, 2003.

(3)
With respect to all shares of restricted stock described in this table and in footnotes (7) through (21), 20% of the shares vested on March 1 in the year of issuance (February 13, 2001 in the case of the grants made in respect of 2000) and the remaining 80% of the shares vest in four equal annual installments on the anniversaries of that date, subject to accelerated vesting (in the case of termination of employment without cause, death or disability, or a change in control of the Company (as defined in the Stock Incentive Plan)) or forfeiture of unvested shares (in the case of termination of employment for any other reason). Dividends are payable on the shares. As of December 31, 2002, the total holdings of restricted stock (i.e., shares still subject to vesting) of the Named Executive Officers and the market value of such holdings (based on the last reported sale price of the Common Stock on the NYSE on such date of $39.14) were as follows: Mr. Blair—64,738 shares ($2,533,845); Mr. Naughton—36,107 shares ($1,413,228); Mr. Sargeant—51,734 shares ($2,024,869); Mr. Fuller—35,782 shares ($1,400,507); and Mr. Horey—30,368 shares ($1,188,604).

(4)
For 2002, includes (i) amounts contributed by the Company to the Named Executive Officers' 401(k) accounts in the following amounts: Mr. Blair—$5,500; Mr. Naughton—$5,500; Mr. Sargeant—$5,500; Mr. Fuller—$5,500; and Mr. Horey—$5,500; (ii) premiums paid by the Company in February 2002 for the Named Executive Officers' split dollar life insurance policies in the following amounts: Mr. Blair—$60,384; Mr. Naughton—$34,146; Mr. Sargeant—$27,336;

  Mr. Fuller—$34,096; and Mr. Horey—$11,082; and (iii) premiums paid by the Company in 2002 for certain officers' supplemental disability insurance in the following amounts: Mr. Blair—$5,501; Mr. Naughton—$850; and Mr. Sargeant—$3,855.

(5)
For 2001, includes (i) amounts contributed by the Company to Named Executive Officers' 401(k) accounts in the following amounts: Mr. Blair—$5,100; Mr. Naughton—$5,100; Mr. Sargeant—$5,100; Mr. Fuller—$5,100; and Mr. Horey—$5,100; (ii) premiums paid by the Company for the Named Executive Officers' split dollar life insurance policies in the following amounts: Mr. Blair—$60,434; Mr. Naughton—$34,163; Mr. Sargeant—$27,830; Mr. Fuller—$34,113; and Mr. Horey—$11,096 and (iii) premiums paid by the Company in 2001 for certain officers' supplemental disability insurance in the following amounts: Mr. Blair—$4,870; and Mr. Sargeant—$3,714.

(6)
For 2000, includes (i) amounts contributed by the Company to the Named Executive Officers' 401(k) accounts in the following amounts: Mr. Blair—$5,100; Mr. Naughton—$5,100; Mr. Sargeant—$5,100; Mr. Fuller—$5,100; and Mr. Horey—$5,100; (ii) premiums paid by the Company for the Named Executive Officers' split dollar life insurance policies in the following amounts: Mr. Blair—$27,428; Mr. Naughton—$12,306; Mr. Sargeant—$27,428; Mr. Fuller—$12,255; and Mr. Horey—$11,110 and (iii) premiums paid by the Company in 2000 for certain officers' supplemental disability insurance in the following amounts: Mr. Blair—$4,910; and Mr. Sargeant—$3,734.

(7)
Consists of (i) 3,000 shares of restricted stock awarded as of December 12, 2002, valued at $38.92 per share, and (ii) 7,100 shares of restricted stock awarded as of February 12, 2003, valued at $36.02 per share.

(8)
Consists of 11,120 shares of restricted stock awarded as of February 13, 2002, valued at $45.79 per share.

(9)
Consists of 13,300 shares of restricted stock awarded as of February 13, 2001, valued at $45.95 per share.

(10)
Consists of 4,800 shares of restricted stock awarded as of February 12, 2003, valued at $36.02 per share.

(11)
Consists of 7,547 shares of restricted stock awarded as of February 13, 2002, valued at $45.79 per share.

(12)
Consists of 8,500 shares of restricted stock awarded as of February 13, 2001, valued at $45.95 per share, and $330 on account of a grant of 1,000 shares of AVB Realeum Employee LLC. See also Note 15 below.

(13)
Consists of 4,455 shares of restricted stock awarded as of February 12, 2003, valued at $36.02 per share.

(14)
Consists of 7,125 shares of restricted stock awarded as of February 13, 2002, valued at $45.79 per share.

(15)
Consists of 9,925 shares of restricted stock awarded as of February 13, 2001, valued at $45.95 per share. Also includes a grant of 418,171 restricted shares of Realeum, Inc. common stock valued at $137,996. Mr. Sargeant's grant of restricted Realeum common stock was made on June 21, 2000, and one-third of such shares vested on June 21, 2001, with the balance vesting in equal monthly installments through June 21, 2004. Contemporaneously with such grant, each of Messrs. Blair, Naughton, Fuller and Horey purchased an indirect interest in shares of common stock of Realeum, Inc. for $0.33 per share, which was the fair market value of the shares as determined at the time by the Company and Realeum, Inc. See "Certain Relationships and Related Transactions—Indirect Grant and Sale of Interests in Realeum, Inc."

(16)
Consists of 4,799 shares of restricted stock awarded as of February 12, 2003, valued at $36.02 per share.

(17)
Consists of 6,665 shares of restricted stock awarded as of February 13, 2002, valued at $45.79 per share.

(18)
Consists of 8,500 shares of restricted stock awarded as of February 13, 2001, valued at $45.95 per share, and $330 on account of a grant of 1,000 shares of AVB Realeum Employee LLC. See also Note 15 above.

(19)
Consists of 4,844 shares of restricted stock awarded as of February 12, 2003, valued at $36.02 per share.

(20)
Consists of 5,935 shares of restricted stock awarded as of February 13, 2002, valued at $45.79 per share.

(21)
Consists of 7,000 shares of restricted stock awarded as of February 13, 2001, valued at $45.95 per share and $330 on account of a grant of 1,000 shares of AVB Realeum Employee LLC. See also Note 15 above.

Option Grants with respect to Fiscal Year 2002

        The following table sets forth the options to purchase Common Stock granted with respect to the fiscal year ended December 31, 2002 to the Company's Named Executive Officers.

Name	Number of Shares Underlying Options Granted (#)(1)(2)	Percent of Total Options Granted to Employees for Fiscal Year 2002		Exercise Price ($/Sh)	Grant Date	Expiration Date	Grant Date Present Value $(3)
Bryce Blair	15,000 27,000	3.88 6.98	% %	38.92 36.02	12/12/02 2/12/03	12/12/12 2/12/13	37,200 48,330
Timothy J. Naughton	24,000	6.21%		36.02	2/12/03	2/12/13	42,960
Thomas J. Sargeant	20,700	5.36%		36.02	2/12/03	2/12/13	37,053
Samuel B. Fuller	23,994	6.21%		36.02	2/12/03	2/12/13	42,949
Leo S. Horey	19,221	4.97%		36.02	2/12/03	2/12/13	34,406
(1)
This chart excludes options granted on February 13, 2002 with respect to the fiscal year ended December 31, 2001, including the following amounts for the Named Executive Officers: Mr. Blair—51,600; Mr. Naughton—37,733; Mr. Sargeant—33,920; Mr. Fuller—33,323; and Mr. Horey—29,676. Those grants were disclosed in the Company's Proxy Statement relating to its 2002 Annual Meeting of Stockholders.

(2)
A total of 386,551 options to purchase Common Stock were granted to employees of the Company with respect to the fiscal year ended December 31, 2002 including the options listed which were granted on the dates indicated. These options become exercisable in three equal installments on the first, second and third anniversaries of the date of grant. The Company's standard form of option agreement provides that all options will be forfeited upon a termination for cause. In addition, in the event of a termination for any of the following reasons, unvested options shall terminate and (subject to expiration of the original ten year term of the option) the individual will have the following time within which to exercise vested options: (i) six months following a termination of employment in the case of death; (ii) twelve months following a termination of employment due to disability or retirement; and (iii) three months following a termination for any other reason. The options provide for immediate vesting upon a change in control of the Company. The employment agreements for Messrs. Blair, Naughton, Sargeant, Fuller and Horey provide that options granted to them (i) shall be subject to accelerated vesting under certain circumstances as described in "Employment Agreements and Severance Arrangements" below, and (ii) shall, under certain circumstances, have exercise periods following a termination of employment that are nine to eighteen months longer than indicated above (e.g., an exercise period of one year, rather than three months, following a termination of employment without cause).

(3)
For Mr. Blair's December 12, 2002 grant, the value is calculated using the Black-Scholes model with the following material assumptions: dividend yield of 7.19%, volatility of 18.9%, risk-free interest rates of 3.82%, actual number of forfeitures, and an expected life of approximately seven years. For the February 12, 2003 grants, the value is calculated using the Black-Scholes model with the following material assumptions: dividend yield of 7.77%, volatility of 18.9%, risk-free interest rates of 3.37%, actual number of forfeitures, and an expected life of approximately seven years. The actual realized value will depend on the difference between the market value of the common stock on the date the option is exercised and the exercise price.

Option Exercises and Year-End Holdings

        The following table sets forth the aggregate number of options to purchase Common Stock that were exercised in 2002 and the value of options held as of December 31, 2002 by the Company's Named Executive Officers.

Aggregated Option Exercises in Fiscal Year 2002 and
Fiscal Year-End 2002 Option Values

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable/ Unexercisable(#)			Value of Unexercised in-the-Money Options at Fiscal Year-End Exercisable/ Unexercisable($)(1)
Bryce Blair	0	0	295,376	/	128,434	1,081,916	/	92,235
Timothy J. Naughton	0	0	182,682	/	79,500	891,728	/	65,219
Thomas J. Sargeant	0	0	237,358	/	77,787	742,941	/	71,148
Samuel B. Fuller	0	0	186,524	/	75,090	939,591	/	65,219
Leo S. Horey	0	0	90,392	/	59,143	284,402	/	47,432

(1)
Based on the last reported sale price of the Company's Common Stock on the NYSE on December 31, 2002 of $39.14 per share.

Employment Agreements and Severance Arrangements

        The summaries of agreements below are qualified in their entirety by reference to the complete agreements, which have been included as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC.

        Employment Agreements.    The Company has entered into employment agreements with each of the Named Executive Officers. These agreements expire on varying dates between December 2003 and November 2006, but provide for automatic one-year renewals (or two-year renewals in the case of Mr. Blair) thereafter, unless an advance notice of non-renewal is provided by either party to the other in advance of the expiration of the employment term. If there is a "change in control" of the Company (as defined in the employment agreements), the employment agreements will be automatically extended for three years from the date of the change of control. The employment agreements provide that, in general, for one year following termination by the Company for Cause (as defined in the employment agreements) or termination by the executive (other than in the event of a constructive termination without Cause) prior to a change in control of the Company, the executive will not compete in the multifamily rental real estate business within 30 miles of residential real estate owned or managed by the Company. In addition, the agreements provide that for one year following termination for any reason, the executive will not solicit for employment any of the employees of the Company.

        Mr. Sargeant's employment agreement, which was entered into in 1998, provides that, upon any annual review of base salary after 2001, the base salary shall be increased by the greater of 5% of the prior year's base salary, a factor based on increases in the consumer price index, or an amount agreed upon by the parties. Historically, Mr. Sargeant has waived his right to receive an automatic increase in base salary and has allowed his base salary to be determined by the Compensation Committee in the ordinary course. The employment agreements of the other Named Executive Officers, which were entered into in 2001 and 2002, do not contain such a provision, but provide that the officers' base salaries may not be decreased. In addition, each employment agreement provides that, commencing at the close of each fiscal year, the Company shall review the performance of the executive and may provide the executive additional compensation in the form of a cash bonus and long-term equity incentives such as stock options and restricted stock grants.

        The employment agreements generally provide for termination and severance benefits in the case of a termination without Cause, a non-renewal of the agreement by the Company, or a voluntary resignation by the executive that is due to a constructive termination without cause (generally, (x) a change in control, (y) a material breach of the employment agreement or (z) a material change in the executive's employment circumstances by the Company). The employment agreements for Messrs. Blair and Sargeant provide that if the executive is terminated without Cause or voluntarily resigns after a constructive termination without Cause, or in the event of a termination due to disability, the executive will be entitled to the following severance benefits: (i) cash in an amount equal to three times (two times in the case of a termination due to disability) the average of the sum of the current year's and two preceding years' (A) base salary, plus (B) cash bonus earned, plus (C) the value of stock and equity-based compensation awards granted (the value of which is to be determined by the Compensation Committee) (such average is referred to as the executive's "Covered Average Compensation"); (ii) 36 months of medical and disability insurance benefits (24 months in the case of a termination due to disability); (iii) accelerated vesting of stock options and restricted stock awards; and (iv) continued payment of the whole-life portion of the premiums due on a life insurance policy for so long as such payments are due. The employment agreements with Messrs. Naughton, Fuller and Horey provide for generally similar severance benefits, but the cash amounts and periods for which the Company will reimburse medical and disability benefits are in some cases less than provided by the employment agreements with Messrs. Blair and Sargeant.

        In addition, if the Company elects not to renew the term of an employment agreement with Messrs. Blair or Sargeant, then upon the executive's termination of employment, the Company must provide the executive with the following severance benefits: (i) one times Covered Average Compensation, (ii) 24 months of medical and disability insurance benefits, (iii) accelerated vesting of stock options and restricted stock awards and (iv) continued payment of the whole-life portion of the premiums due on a split-dollar life insurance policy for so long as such payments are due (or, if the Company is no longer permitted to pay these premiums, any substitute arrangements offered to other officers). In general, if the Company elects not to renew an employment agreement with Messrs. Naughton, Fuller or Horey then, upon the executive's termination of employment, the Company must provide the executive benefits that are comparable to those for Messrs. Blair and Sargeant, except that (i) accelerated vesting of equity awards and continued payment of life insurance premiums will only apply if the Company terminates the executive's employment during the two-year period following the non-renewal, and (ii) with respect to cash and medical and disability insurance benefits, Messrs. Naughton, Fuller and Horey would only be entitled to: (a) one times the sum of the executive's base salary for the current year plus one times the average cash bonus earned in the current year and preceding two years and (b) 12 months of medical and disability insurance benefits.

        Other Severance Arrangements.    The Company's agreements with its directors and officers governing compensatory stock option and restricted stock awards provide for immediate vesting (and, in the case of stock options, immediate exercisability) if a "change of control" (as defined in these agreements) occurs. In addition, upon the retirement of an employee (defined as termination of employment other than for cause after age 55 and after 10 years of service for the Company and its predecessors) (a) all of such employee's options shall automatically vest and (absent a specific agreement providing otherwise) shall be exercisable for one year thereafter and (b) all of such employee's restricted shares of stock shall continue to vest notwithstanding the employee's departure.

        Retirement Arrangements with Mr. Michaux.    Richard L. Michaux retired as Executive Chairman of the Company as of December 31, 2001 and his employment agreement expired on that day without payment of severance thereunder. Mr. Michaux retired as a director of the Company as of May 7,

2002. Under the terms of the Company's Stock Incentive Plan, by reason of his retirement as an officer of the Company, all stock options owned by Mr. Michaux at the time of his retirement vested and all shares of restricted stock owned by Mr. Michaux will continue to vest, notwithstanding his departure. In recognition of Mr. Michaux's contributions to the Company, the Company also agreed to the following arrangements that became effective upon Mr. Michaux's departure as an officer and director of the Company: (i) the continuation of medical and disability coverage during his tenure as a director and for 18 months thereafter, (ii) the continued payment of the whole-life portion of his split-dollar life insurance policy for so long as such premiums are due, (iii) the extension of the repayment date for Mr. Michaux's loans from the Company (approximately $326,210, incurred to finance the taxes due on the vesting of restricted stock) to May 7, 2003, (iv) a five-year exercise period, unaffected by his departure, for all stock options issued to Mr. Michaux in February 2001 and February 2002 (options granted in prior years will expire May 7, 2003, one year from his retirement from the Board, as provided under the Company's Stock Incentive Plan), and (v) a pro-rated number of the annual stock options and restricted shares issued to non-employee directors in consideration of Mr. Michaux's partial year service as a non-employee director in 2002 (such pro-rated amount being 833 shares and 2,333 options). In addition, the Company agreed not to exercise its right to repurchase Mr. Michaux's unvested "LLC shares" in AVB Realeum Employee LLC. See "Certain Relationships and Related Transactions—Indirect Grant and Sale of Interests in Realeum, Inc."

        Agreement with Mr. Meyer.    In connection with Mr. Meyer's retirement in May 2000 as Executive Chairman of the Company, the Company entered into a Mutual Release and Separation Agreement and a Retirement Agreement with Mr. Meyer. In recognition of Mr. Meyer's contributions to the Company during the 22 years he had served the Company as an officer, among the arrangements provided for in the Retirement Agreement were the payment to Mr. Meyer following his retirement in 2001 of $73,374 as a pro-rated bonus for his services during a portion of 2000; the continued payment of the whole-life portion of the premiums on a life insurance policy for so long as such premiums are due; and the forgiveness of a loan made by the Company in the amount of approximately $91,000. Under the terms of the Stock Incentive Plan, by reason of his retirement, all stock options owned by Mr. Meyer at the time of his retirement vested. In addition, pursuant to the Retirement Agreement, certain option grants that had been made to Mr. Meyer, totaling 259,400 options in the aggregate, were amended so that the terms of such options would not expire until the end of the original grant terms. Mr. Meyer also entered into a three-year consulting agreement with the Company. For a description of Mr. Meyer's consulting arrangement, see "Certain Relationships and Related Transactions—Consulting and Non-Competition Arrangement with Mr. Meyer."

Compensation Committee Report on Executive Compensation

        Composition of Compensation Committee.    The Compensation Committee currently consists of Lance R. Primis (Chair), Charles D. Peebler, Jr., Allan D. Schuster and Amy P. Williams. The following is a summary of the compensation policies of the Company.

        Objectives of Executive Compensation.    The Company's executive compensation program is intended to attract, retain and reward experienced, highly-motivated executives who are capable of leading the Company effectively and contributing to its long-term growth and profitability. The Company's objective is to utilize a combination of cash and equity-based compensation to provide appropriate incentives for executives while aligning their interests with those of the Company's stockholders.

        The Company compensates its executive officers primarily through a combination of annual base salary, annual cash bonuses and annual awards under the Stock Incentive Plan. In recent years, and in setting compensation targets for 2002, the Committee's guiding principle has been that the compensation of the officer group should be targeted so that in a year when the Company achieves target performance (as determined by the Committee) the officer group's total compensation (including the value of restricted shares and employee stock options) would be at approximately the 75th percentile of compensation paid to officers with similar functions and positions at REITs (regardless of property type) that are similar in size to the Company. This principle has served only as a guide, and an officer could be targeted at more than or less than the 75th percentile based on performance, experience and tenure with the Company. In determining annual compensation targets consistent with this principle, the Committee has reviewed, in each of the last several years including 2002, data provided by a third-party compensation consultant regarding compensation of officers at REITs of similar size.

        The Committee has also in recent years, including for 2002, structured the compensation of the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer with a view to setting the components of compensation so that, in a year when target performance is achieved, base salary, cash bonus and long-term equity would comprise approximately 25%, 25% and 50% of their total compensation, respectively. In the case of other senior officers, the allocation would be more evenly distributed so that base salary and cash bonus would be a greater percentage of total compensation.

          Base Salary. The Company establishes base salary levels for its key executives after reviewing their duties and making a subjective evaluation of recent performance, after reviewing base salary levels and total compensation for key executives of comparable REITs, and after determining the appropriate level of total compensation for the executive in a year when target performance is achieved.

          Cash Bonus. Under the Company's corporate bonus program, the Compensation Committee may award annual cash bonuses to officers for the achievement of specified performance goals by the Company, the individual and the individual's business unit, with varying weightings applied to each category of goals based on the individual's position within the Company. Each year, the Compensation Committee sets for each officer the threshold, target and maximum cash bonus that may be awarded to that officer if threshold, target or maximum goals are achieved. For bonuses granted in 2003 in respect of 2002, the Company-wide goals used in determining cash bonuses were (i) the achievement of a targeted level of Funds from Operations ("FFO") per share, (ii) the achievement of growth in FFO per share as compared to a peer group of apartment REITs, (iii) the achievement of a targeted average fixed charge coverage ratio, (iv) the operating performance of development and construction activities as compared to the original budgeted performance, and (v) the achievement by management of various corporate objectives. The weightings applicable to each goal were set in advance. An evaluation of individual and business unit goals for each officer and business unit are recommended by the CEO to the Committee, and approved by the Committee with such modifications as it deems appropriate. The same categories of goals will be used to determine cash bonus awards to be granted in 2004 in respect of 2003.

          Long-Term Incentive Awards. Stock options and restricted stock granted under the Company's Stock Incentive Plan are designed to provide long-term performance incentives and rewards tied to the price of the Company's Common Stock. Generally, options will vest over a period of three years and shares of restricted stock will vest over a period of four years. Each year, the Compensation Committee sets for each executive officer the threshold, target and maximum number of options and restricted shares that may be granted to that officer if threshold, target or maximum goals are achieved by the Company and the individual's business unit. The Company goals for 2002 were (i) total shareholder return on an absolute basis and on a relative basis as measured against a peer group of apartment REITs, (ii) the multiple that the price of the Common Stock represents to the Company's FFO per share, as measured against a peer group of apartment REITs, and (iii) the achievement by management of various corporate objectives. For awards to be granted in 2004 in respect of 2003, the same categories of goals will be used. (The Committee expects that, for the total shareholder return portion of these goals, a three-year average will be used in 2004 and thereafter.) The weightings applicable to each goal have been set in advance. The business unit goals for long-term incentive awards are the same as the business unit goals for determining cash bonuses, but with a different weighting. The Compensation Committee views stock options and restricted stock as a means of aligning management and stockholder interests and expanding management's long-term perspective.

        Compensation Committee Procedures.    The Company's executive compensation program is administered under the direction of the Company's Compensation Committee, none of whom are employed by the Company. Final compensation determinations for each fiscal year are generally made in February of the following year after financial statements become available. At that time, cash bonuses and grants of stock options and restricted stock, if any, are determined based on the past year's performance, and base salaries and threshold, target and maximum cash bonuses and long-term incentive awards for the following fiscal year are set. At a meeting held on February 4, 2003, the Compensation Committee determined, and at a meeting held on February 12, 2003, the full Board of Directors ratified, the awards of annual cash bonuses, stock options and restricted stock described in the Summary Compensation Table included in this Proxy Statement.

        Compensation of the Chief Executive Officer.    The Compensation Committee considers the Company's financial performance to be the principal determinant in the overall compensation package of the Chief Executive Officer. In determining the cash bonuses and long-term incentive awards that should be provided to this officer, the Compensation Committee considers the same financial criteria that are used for other officers. The Committee also considers individual performance of this officer.

        In his capacity as Chief Executive Officer, Mr. Blair received in 2002 as base salary $478,053, and the Compensation Committee believes that this amount, when considered together with the cash bonus and long-term equity incentive compensation, is consistent with the Company's performance and his contributions to such performance and is in accord with industry practices. On December 12, 2002, as an adjustment to Mr. Blair's equity-based compensation, the Committee awarded Mr. Blair options to purchase 15,000 shares of Common Stock (which will become exercisable over a three-year period at an exercise price of $38.92 per share, the last reported sale price of the Common Stock on the NYSE on the date of grant) and approved an award of 3,000 shares of restricted stock (of which one-fifth were fully vested on December 12, 2002, with the remaining shares vesting in four equal annual installments). Based on the process and goals described above for determining bonuses, in February 2003 the Committee approved for Mr. Blair with respect to 2002 performance a cash bonus of $325,076 and an award of 7,100 shares of restricted stock and 27,000 options.

        Compensation of Other Executive Officers.    The Company's executive compensation program for other executive officers is based on the same Company-wide goals described above for the Chief Executive Officer, with varying individual and business unit goals. The Compensation Committee considers the evaluations and recommendations of the Chief Executive Officer with respect to the compensation of the other executive officers of the Company. Based on the process and goals described above for determining bonuses, the Compensation Committee approved for the Named Executive Officers the cash bonuses and grants of options and restricted stock described in the Summary Compensation Table.

        The SEC requires that this report comment upon the Company's policy with respect to Section 162(m) of the Code, which limits the deductibility on the Company's tax return of compensation over $1 million to any of the Named Executive Officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company's stockholders. The Company believes that, because it qualifies as a REIT under the Code and pays dividends sufficient to minimize federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will generally not affect the Company's net income. To the extent that compensation does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. The Company does not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, the Compensation Committee's compensation policy and practices are not directly guided by considerations relating to Section 162(m).

  Submitted by the Compensation Committee:

      Lance R. Primis (Chair)
      Charles D. Peebler, Jr.
      Allan D. Schuster
      Amy P. Williams

Report of the Audit Committee

        The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has primary responsibility for this process, including the Company's system of internal controls, and for the preparation of the Company's consolidated financial statements in accordance with generally accepted accounting principles. The Company's independent auditors, and not the Audit Committee, are responsible for auditing and expressing an opinion on the conformity of the Company's audited financial statements to generally accepted accounting principles.

        In this context, during 2002 the Audit Committee reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditors their independence from the Company and its management.

        Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on SEC Form 10-K for the year ended December 31, 2002, for filing with the SEC.

  Submitted by the Audit Committee

      Bruce A. Choate (Chair)
      Allan D. Schuster
      Amy P. Williams

Fiscal 2002 Audit Fee Summary

        During fiscal year 2002, the Company retained its principal auditor, Ernst & Young LLP, to provide services in the following categories and approximate amounts:

Audit fees	$351,000
Audit related fees(1)	$188,250
Financial information systems design and implementation fees	$0
All other fees(2)	$135,000

(1)
Audit related fees include fees for services traditionally performed by the auditor such as comfort letters, subsidiary audits, employee benefit audits, and accounting consultation.

(2)
Other fees include preparation and review of subsidiary tax returns, taxation advice and non-audit related accounting consultation.

The Audit Committee has considered and determined that the provision of the non-audit services described above is compatible with maintaining the auditor's independence.

Stock Performance Graph

        The following graph provides a comparison, from December 1997 through December 2002, of the cumulative total stockholder return (assuming reinvestment of dividends) among the Company, the Standard & Poor's ("S&P") 500 Index, and a peer group index composed of 20 publicly-traded apartment REITs, including the Company (the "NAREIT Apartment Index"). The NAREIT Apartment Index includes only REITs that invest directly or indirectly solely in the equity ownership of multifamily residential apartment communities. Upon written request to the Company's Secretary, the Company will provide any stockholder with a list of the REITs included in the NAREIT Apartment Index.

	12/97	12/98	12/99	12/00	12/01	12/02
AvalonBay	100	93.81	100.81	153.64	153.16	134.99
NAREIT Apartment Index	100	91.25	101.02	136.88	148.74	139.62
S&P 500	100	128.58	155.63	141.46	124.65	97.10

        The historical information set forth above is not necessarily indicative of future performance. Data for the NAREIT Apartment Index and the S&P 500 Index were provided to the Company by NAREIT.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee consists of Lance R. Primis, Charles D. Peebler, Jr., Allan D. Schuster, and Amy P. Williams. None of them has served as an officer of the Company or any of its subsidiaries. No member of the Compensation Committee has any other business relationship or affiliation with the Company or any of its subsidiaries (other than his or her service as a director).

Principal Stockholders

        The following table sets forth the beneficial ownership of Common Stock as to (i) each person or entity who is known by the Company to have beneficially owned more than five percent of the Common Stock as of December 31, 2002; (ii) each of the Company's directors and Nominees as of February 1, 2003; (iii) each of the Named Executive Officers as of February 1, 2003; and (iv) all directors and executive officers as a group as of February 1, 2003, based on representations of officers and directors of the Company and filings through February 2003 received by the Company on Schedule 13G under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All such information was provided by the stockholders listed and reflects their beneficial ownership known by the Company. All percentages have been calculated as of February 1, 2003 and are based upon 68,149,232 shares of Common Stock outstanding at the close of business on such date (unless otherwise indicated).

Name and Business Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)		Percent of Class (%)
Bryce Blair	459,404	(2)	*
Bruce A. Choate	49,500	(3)	*
Samuel B. Fuller	279,344	(4)	*
John J. Healy, Jr.	58,000	(5)	*
Leo S. Horey	160,872	(6)	*
Gilbert M. Meyer	1,454,965	(7)	2.1
Timothy J. Naughton	278,896	(8)	*
Charles D. Peebler, Jr.	12,000	(9)	*
Lance R. Primis	46,000	(10)	*
Thomas J. Sargeant	336,059	(11)	*
Allan D. Schuster	61,606	(12)	*
Amy P. Williams	12,000	(13)	*
All directors and executive officers as a group (14 persons)	3,248,690	(14)	4.6
Morgan Stanley 1585 Broadway, New York, NY 10036	5,930,086	(15)	8.7
LaSalle Investment Management, Inc. 200 East Randolph Drive, Chicago, Il 60601	5,561,077	(16)	8.2
Cohen & Steers Capital Management, Inc. 757 Third Avenue, New York, NY 10017	4,214,840	(17)	6.2

*
Less than one percent

(1)
Except as otherwise noted, each individual in the table above has the sole voting and investment power over the shares listed.

(2)
Includes (i) 351,743 shares issuable upon the exercise of stock options that vest on or before April 1, 2003 and (ii) 870 shares held indirectly for minor children.

(3)
Includes 48,000 shares issuable upon the exercise of stock options that vest on or before April 1, 2003. Does not include 14,140 shares issuable in the future under deferred stock awards granted to Mr. Choate in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plan.

(4)
Includes 224,564 shares issuable upon the exercise of stock options that vest on or before April 1, 2003.

(5)
Includes 52,000 shares issuable upon the exercise of stock options that vest on or before April 1, 2003. Does not include 10,204 shares issuable in the future under deferred stock awards granted to Mr. Healy in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plan.

(6)
Includes (i) 119,418 shares issuable upon the exercise of stock options that vest on or before April 1, 2003 and (ii) 21,427 shares owned jointly with spouse.

(7)
Includes (i) 478,400 shares issuable upon the exercise of stock options that vest on or before April 1, 2003 and (ii) 976,565 shares owned jointly with spouse. Does not include 29,180 shares issuable in the future under deferred stock awards granted to Mr. Meyer in lieu of restricted stock awards pursuant to elections made under the Stock Incentive Plan.

(8)
Includes 222,192 shares issuable upon the exercise of stock options that vest on or before April 1, 2003.

(9)
Includes 7,000 shares issuable upon the exercise of stock options that vest on or before April 1, 2003. Does not include 2,626 shares issuable in the future under deferred stock awards granted to Mr. Peebler in lieu of a restricted stock award pursuant to an election under the Stock Incentive Plan.

(10)
Includes 37,000 shares issuable upon the exercise of stock options that vest on or before April 1, 2003.

(11)
Includes (i) 277,199 shares issuable upon the exercise of stock options that vest on or before April 1, 2003, (ii) 1,352 shares held by Mr. Sargeant's spouse and (iii) 1,382 shares held in trust for minor children.

(12)
Includes 52,366 shares issuable under the exercise of stock options that vest on or before April 1, 2003. Does not include 7,264 shares issuable in the future under deferred stock awards granted to Mr. Schuster in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plan.

(13)
Includes 7,000 shares issuable upon the exercise of stock options that vest on or before April 1, 2003.

(14)
Includes 1,903,474 shares issuable upon the exercise of stock options that vest on or before April 1, 2003.

(15)
The information reported includes 5,307,348 shares beneficially owned by Morgan Stanley Investment Management Inc. ("Morgan Stanley Investment"), a wholly owned subsidiary of Morgan Stanley. Information reported is based upon a Schedule 13G filed with the SEC on February 28, 2003 reporting beneficial ownership as of December 31, 2002. The Schedule 13G indicates that Morgan Stanley Investment is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and Morgan Stanley is a parent holding company. The Schedule 13G also indicates that (i) Morgan Stanley has shared dispositive power with respect to 5,930,086 shares and shared voting power with respect to 4,937,091 shares and (ii) Morgan Stanley Investment has shared dispositive power with respect to 5,676,933 shares and shared voting power with respect to 4,345,653 shares.

(16)
The information reported includes 4,545,495 shares beneficially owned by LaSalle Investment Management (Securities), L.P. ("LaSalle Securities"), a Maryland limited partnership, the limited partner of which is LaSalle Investment Management, Inc. ("LaSalle"). Information reported is based upon a Schedule 13G filed with the SEC on February 13, 2003 reporting beneficial ownership as of December 31, 2002. The Schedule 13G indicates that the reporting entities are investment advisers registered under Section 203 of the Investment Advisers Act of 1940. The Schedule 13G also indicates that (i) LaSalle has shared dispositive power with respect to 1,015,582 shares and shared voting power with respect to 243,458 shares and (ii) LaSalle Securities has shared dispositive power with respect to 4,545,495 shares and shared voting power with respect to 4,367,786 shares.

(17)
The information reported is based upon a Schedule 13G filed with the SEC on February 14, 2003 reporting beneficial ownership as of December 31, 2002. This Schedule 13G indicates that the reporting entity is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The Schedule 13G also indicates that the reporting entity has sole dispositive power with respect to all of the shares and sole voting power with respect to 3,617,940 of the shares. The reporting entity has no shared dispositive or shared voting power with respect to the shares.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires persons who are officers of the Company as defined by Section 16, directors and persons who own more than 10% of a registered class of the Company's equity securities (collectively, "Insiders") to file reports of ownership and changes in ownership with the SEC and one national securities exchange on which such securities are registered. In accordance with Rule 16a-3(c) under the Exchange Act, the Company has designated the NYSE as the national securities exchange with which reports pursuant to Section 16(a) of the Exchange Act need to be filed. Insiders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of copies of such reports and written representations that no other reports were required during the fiscal year ended December 31, 2002, all filing requirements applicable to the Insiders were timely satisfied.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Purchase of Mortgage Loan.

        Mr. Blair is a partner of an entity that is the general partner of Arbor Commons Associates Limited Partnership ("Arbor Commons Associates"). Concurrently with Avalon Properties' initial public offering in November 1993 (the "Avalon Properties Offering"), Avalon Properties purchased an existing participating mortgage loan made to Arbor Commons Associates that was originated by CIGNA Investments, Inc. The mortgage loan is secured by Arbor Commons Associates' interests in the Avalon Arbor community. Avalon Properties purchased the mortgage loan from the lender, rather than purchasing the Avalon Arbor community from Arbor Commons Associates, to avoid the current recapture of certain low income housing tax credits by certain unaffiliated third party investors. The mortgage loan accrues interest at a fixed rate of 10.2% per annum, payable at 9% per annum. As of February 1, 2003, the outstanding amount of the mortgage loan, including principal and interest, was approximately $26.5 million. During 2002, the largest amount outstanding under the loan was approximately $26.9 million. Under the terms of the loan, the Company (as successor to Avalon Properties) receives (as contingent interest) 50% of the cash flow after the 10.2% accrual rate is paid and 50% of the residual profits upon the sale of the community. In addition, the Company manages the Avalon Arbor community and received approximately $205,000 in 2002 from Arbor Commons Associates for rendering such management services.

Indebtedness of Management.

        During 2002, the Company maintained a loan program that was available on a voluntary basis to any employee who received restricted stock awards under the Stock Incentive Plan ("Grant Awards"). Under the program, the Company loaned amounts to participating employees ("Stock Loans") for the sole purpose of financing the employees' estimated tax withholding liabilities related to the vesting of Grant Awards. Under the terms of the loan program Stock Loans were made for one-year terms; were secured by a pledge to the Company by the borrower of the stock that vested and gave rise to the tax withholding liabilities with respect to which the borrower received the Stock Loan (the "Pledged Stock"); and were a personal full recourse obligation of the borrower such that the Company's recourse under the notes for repayment of the Stock Loans was not limited to the Pledged Stock. Dividends on the Pledged Stock, as well as dividends on all unvested shares of stock that were from the same restricted stock grant as the Pledged Stock, were paid to the Company and applied first towards interest, late fees and other charges, and then to outstanding principal on the Stock Loan. The interest rate for loans made in 2002 was 3.69% (5.43% for Stock Loans made in 2001).

        In accordance with the prohibition contained in the Sarbanes-Oxley Act of 2002 against loans by a corporation to its executive officers, Stock Loans to executive officers were not renewed and, accordingly, all Stock Loans to executive officers matured and were fully repaid on or prior to March 1,

2003. All other employees were permitted to roll over existing loan balances for one additional year, through March 1, 2004. No new amounts were advanced to any employees in 2003 under the Stock Loan Program, and the Company expects to discontinue the program after existing balances are repaid in 2004.

        During 2002, the largest amounts outstanding under the Stock Loans made to the Company's executive officers were as follows: Mr. Blair—$201,686; Mr. Naughton—$87,507; Mr. Sargeant—$121,152; Mr. Fuller—$157,180; and Mr. Horey—$123,991.

        Pursuant to a Promissory Note and Pledge and Security Agreement dated June 15, 2000, the Company advanced to Mr. Fuller $450,000, of which approximately $79,000 was used to repay amounts he had previously borrowed under the Stock Loan program described above and approximately $371,000 was used for personal purposes. The loan was subject to interest at the rate of 6.49% per annum, which was the Long Term Applicable Federal Rate in effect at the time the loan was made. This was a full recourse loan, and it was secured by a pledge of shares of Common Stock owned by Mr. Fuller as well as Mr. Fuller's rights in certain employee stock options (including options subject to vesting). Dividends on the Common Stock securing the loan were applied to payment of interest and principal on the loan. During 2002, the largest amount outstanding under this loan was $371,747. This loan, and all other amounts Mr. Fuller had previously borrowed under the Stock Loan program described above, were paid in full as of December 31, 2002.

Indirect Grant and Sale of Interests in Realeum, Inc.

        The Company, together with other leading real estate investment trusts, formed Realeum, Inc. ("Realeum") to develop a web-based property management operating solution. On August 18, 2000, Realeum received third-party venture capital financing, which reduced the Company's equity stake in Realeum to a minority position. In subsequent third-party venture capital financings, the Company has invested approximately $2,400,000 in Realeum. Following such financings, the Company continued to have a minority equity interest in Realeum. In connection with the formation of Realeum, the Company transferred 991,750 shares of non-voting common stock in Realeum (approximately 12% of the Company's then current holdings in Realeum) to a newly formed entity, AVB Realeum Employee LLC (the "Employee LLC"). The Employee LLC then granted or sold 991,750 "LLC shares," representing all of the membership interests in the Employee LLC, to associates of the Company. Specifically, the Company granted 1,000 LLC shares to 99 associates (including officers of the Company) and sold 891,750 LLC shares to officers of the Company. The value of the non-voting common stock, as determined by the Company and the Realeum Board of Directors, was $0.33 per share. Although each LLC share in the Employee LLC results in an indirect economic interest in one non-voting share of common stock of Realeum, the Company as managing member of the Employee LLC has complete power over the disposition or, where applicable, voting of the Realeum shares held by the Employee LLC. Messrs. Blair, Naughton, Fuller and Horey purchased 83,317, 58,389, 58,389 and 51,749 LLC shares, respectively. (Mr. Sargeant did not receive a grant of LLC shares nor did he have the opportunity to purchase LLC shares. However, in his capacity as a director of Realeum, Mr. Sargeant received directly from Realeum a grant of 418,171 restricted shares of Realeum common stock that are subject to vesting.)

        The 1,000 LLC shares granted to each of 99 associates vest over four years. Upon a termination of employment, the unvested LLC shares are forfeited (except in the case of a termination by the Company without Cause) and the vested LLC shares are subject to a one-year repurchase right by the Company for fair market value. The LLC shares that were purchased by officers also vest over four years. Upon a termination of employment, the Company will have the right (i) to purchase any vested LLC shares for fair market value during the following year, and (ii) to repurchase any unvested LLC shares for the lesser of (a) fair market value or (b) their original purchase price plus an amount in the nature of interest thereon at 8% per annum. As part of his departure arrangements, the Company agreed that it will not repurchase the LLC Shares owned by Mr. Michaux.

Consulting and Non-Competition Arrangement with Mr. Meyer.

        In March 2000, the Company and Mr. Meyer announced that Mr. Meyer would retire as Executive Chairman of the Company in May 2000. Although Mr. Meyer ceased his day-to-day involvement with the Company as an executive officer, Mr. Meyer continues to serve as a director and is standing for re-election as a director. In addition, pursuant to a consulting agreement, Mr. Meyer agreed to serve as a consultant to the Company for three years following his retirement. In such capacity he assists with respect to transitional matters that may arise in connection with his retirement, he responds to requests for assistance or information concerning business matters with which he became familiar while employed, and he provides business advice and counsel to the Company with respect to business strategies and acquisitions, dispositions, development and redevelopment of multifamily rental properties. In addition, Mr. Meyer agreed that during the three-year consulting period he would not participate, as an officer, employee, consultant or in any other manner, in the affairs of a publicly-traded REIT or publicly-traded real estate company that, in either case, is primarily or significantly involved in the ownership, operation, management or rental of multifamily apartment homes. During the three-year consulting and noncompetition arrangement, the Company paid to Mr. Meyer an annual fee of $1,395,000. In addition, in recognition of extra efforts that were needed during the first four calendar quarters of his retirement on account of transitional matters, the Company paid to Mr. Meyer an additional 5,880 shares of Common Stock per calendar quarter. In addition to the consulting agreement, in connection with Mr. Meyer's retirement the Company also entered into a Mutual Release and Separation Agreement and a Retirement Agreement (see "Employment Agreements and Severance Arrangements"). Pursuant to the Retirement Agreement, additional noncompetition arrangements of a more restrictive nature than described above will apply for so long as Mr. Meyer serves as a director of the Company.

INDEPENDENT PUBLIC ACCOUNTANTS

        On May 29, 2002, Arthur Andersen LLP ("Arthur Andersen") was dismissed and Ernst & Young LLP ("Ernst & Young") was engaged as the principal independent accountant for the Company. The decision to change accountants was recommended by the Company's Audit Committee and unanimously approved by the Company's Board of Directors.

        The reports of Arthur Andersen on the financial statements of the Company for the years ended December 31, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

        During the Company's fiscal years ended December 31, 2001 and 2000, and the subsequent interim period through May 29, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make reference to the subject matter of the disagreements in connection with its reports. None of the reportable events described in Item 304(a)(1)(v) of Regulation S-K occurred during the fiscal years ended December 31, 2001 and 2000, or the subsequent interim period through May 29, 2002.

        During the Company's fiscal years ended December 31, 2001 and 2000, and the subsequent interim period through May 29, 2002, Ernst & Young had not been engaged as an independent accountant to audit either the Company's financial statements or the financial statements of any of its consolidated subsidiaries, nor had Ernst & Young been consulted regarding the application of the Company's accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

        Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions. Representatives of Arthur Andersen are not expected to be present at the Annual Meeting.

OTHER MATTERS

Solicitation of Proxies

        The cost of solicitation of proxies for the Annual Meeting will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms, and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

Stockholder Proposals for Annual Meetings

        Stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company's proxy statement and form of proxy for the 2004 annual meeting of stockholders must be received by the Company by November 28, 2003. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy.

        In accordance with our current Bylaws, for a proposal of a stockholder to be raised from the floor and presented at the Company's 2004 annual meeting of stockholders, other than a stockholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 of the Exchange Act, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company, together with all supporting documentation required by the Company's Bylaws, (A) not prior to November 28, 2003 nor later than December 28, 2003 or (B) in the event that the notice for the 2004 annual meeting of stockholders is sent out more than 30 days prior to or after March 27, 2004, (i) not earlier than the close of business on the 120th day prior to the date on which notice of the date of such meeting is mailed to stockholders, and (ii) not later than the close of business on the later of (x) the 90th day prior to the date of mailing of the notice for such annual meeting or (y) the 10th day following the day on which public announcement of the date of mailing of the notice for such annual meeting is first made. You may contact the Company's Secretary at the address mentioned below for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Any such proposals should be mailed to: AvalonBay Communities, Inc., 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314, Attention: Secretary.

Other Matters to be Presented

        The Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

        Regardless of the number of shares you own, your vote is important to the Company. Please complete, sign, date and promptly return the enclosed proxy card or authorize a proxy by telephone or over the Internet to vote your shares by following the instructions on your proxy card.

Appendix

AVALONBAY COMMUNITIES, INC.
AUDIT COMMITTEE CHARTER

(Adopted by the Board of Directors at a Meeting held on December 12, 2002)

CONTENTS

I.
General Statement of Purpose

II.
Composition and Committee Mechanics

A.
Number of Members; Requirements; Limitation on Outside Compensation
B.
Appointment and Removal; Chair
C.
Delegation to Subcommittees

III.
Meetings

IV.
Oversight of the Independent Auditor

V.
Additional Authority and Responsibilities

A.
Financial Statements and Disclosures
B.
Company's Relationship with the Independent Auditor
C.
Internal Audit Function
D.
Compliance Matters

VI.
Additional Matters

A.
Reports to the Full Board
B.
Minutes
C.
Evaluate Performance of Committee and Review Charter
D.
Resources
E.
Other
F.
Limitation of Audit Committee's Role

AVALONBAY COMMUNITIES, INC.
AUDIT COMMITTEE CHARTER

Adopted by the Board of Directors at a Meeting held on December 12, 2002

I.    General Statement of Purpose

        The purposes of the Audit Committee of the Board of Directors (the "Committee") of AvalonBay Communities, Inc. (the "Company") are to:

  •
  assist the Board of Directors (the "Board") in its oversight of (1) the integrity of the Company's financial statements, (2) the Company's compliance with legal and regulatory requirements, (3) the qualifications, independence and performance of the Company's independent auditors, and (4) the performance of the Company's internal audit function; and

  •
  prepare the report required by the rules of the Securities and Exchange Commission (the "SEC") to be included in the Company's annual proxy statement.

II.    Composition and Committee Mechanics

  A.    Number of Members; Requirements; Limitation on Outside Compensation. The Audit Committee shall consist of at least three (3) members of the Board, each of whom shall satisfy the independence requirements established by the New York Stock Exchange Listed Company Manual for listing on the exchange. Each member of the Audit Committee shall be financially literate (or shall become financially literate within a reasonable period of time after his or her appointment to the Audit Committee), as such qualification is interpreted by the Board in its business judgment. At least one member of the Audit Committee shall meet the requirements for being a "financial expert" under the rules promulgated by the SEC, unless the Board affirmatively determines otherwise and discloses such matter in the Company's annual proxy statement.

  No member of the Audit Committee may simultaneously serve on the audit committee of more than two other issuers having securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee.

  A member of the Audit Committee may not, other than in his or her capacity as a director, receive from the Company any consulting, advisory or other compensatory fee.

  B.    Appointment and Removal; Chair. The members of the Audit Committee shall be appointed annually, or as needed when vacancies occur, by the Board following consideration of the recommendations of the Nominating and Corporate Governance Committee and may be replaced or removed by the Board with or without cause. Resignation or removal of a Director from the Board, for whatever reason, shall automatically and without any further action constitute resignation or removal, as applicable, from the Audit Committee. The Board shall designate one member of the Audit Committee to be Chairman of the committee. The Chairman shall set the agendas for Committee meetings and, unless not in attendance due to unexpected circumstances, shall chair all regular sessions of the Committee.

  C.    Delegation to Subcommittees. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

III.    Meetings

        The Audit Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this charter, but not less frequently than quarterly. A majority of the members of the Audit Committee shall constitute a quorum for purposes of holding a meeting and the Audit Committee may act by a vote of a majority of the members present at such meeting. In lieu of a meeting, the Audit Committee may act by unanimous written consent.

        Periodically, the Audit Committee shall also meet separately with management, with internal auditors (or other personnel responsible for the internal audit function) and with the independent auditors.

        All independent directors who are not members of the Committee may attend meetings of the Committee, but may not vote. In addition, the Committee may invite to its meetings any director, member of management of the Company, and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities.

IV.    Oversight of the Independent Auditor

  •
  The Audit Committee shall have the sole authority to appoint or replace the independent auditor. The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit.

  •
  The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.

  •
  The independent auditor shall report directly to the Audit Committee.

V.    Additional Authority and Responsibilities

        The Audit Committee, to the extent it deems necessary or appropriate, shall:

  A.    Financial Statements and Disclosures

  1.
  Review and discuss with management and the independent auditor the annual audited financial statements, as well as disclosures made in management's discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K.

  2.
  Review and discuss with management and the independent auditor the Company's quarterly financial statements, as well as disclosures made in management's discussion and analysis and the results of the independent auditor's review of the quarterly financial statements, prior to the filing of its Form 10-Q.

  3.
  Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles, any major issues as to the adequacy of the Company's internal controls and any special steps adopted in light of material control deficiencies.

  4.
  Review and discuss quarterly reports from the independent auditors on:

  a.
  All critical accounting policies and practices to be used.

  b.
  All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

  c.
  Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

  5.
  Discuss with management the Company's earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made) and may include, in the Committee's discretion, the discussion of terms commonly used by real estate investment trusts to describe results of operations such as Funds from Operations, same store results, net operating income and EBITDA.

  6.
  Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company's financial statements.

  7.
  Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies. The Committee may also review and make recommendations to the full Board of Directors regarding director and officer indemnification and insurance matters.

  8.
  Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

  9.
  Review disclosures made to the Audit Committee by the Company's CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

  B.    Company's Relationship with the Independent Auditor

  10.
  Review and evaluate the lead partner of the independent auditor team.

  11.
  Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor's internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor's quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor's independence, and taking into account the opinions of management and internal auditors. The

    Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

  12.
  Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

  13.
  Recommend to the Board policies for the Company's hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

  14.
  Discuss with the national office of the independent auditor significant issues on which they were consulted by the Company's audit team and matters of audit quality and consistency.

  15.
  Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

  C.    Internal Audit Function

  16.
  Review the Company's internal auditing function.

  17.
  Review any significant reports to management prepared by the person(s) or firm performing the internal auditing function and management's responses.

  18.
  Discuss with the independent auditor and management the internal auditing function and its responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

  D.    Compliance Matters

  19.
  Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

  20.
  Discuss with management and the independent auditor legal and regulatory requirements applicable to the Company and its subsidiaries and the Company's compliance with such requirements. After these discussions, the Audit Committee may, if it determines it to be appropriate, make recommendations to the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations. The Audit Committee shall discuss with management legal matters (including pending or threatened litigation) that may have a material effect on the Company's financial statements or its compliance policies and procedures.

  21.
  Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

V.    Additional Matters

        A.    Reports to the Full Board.    The Committee shall report regularly to the Board of Directors with respect to matters that are relevant to the Committee's discharge of its responsibilities and with respect to such recommendations as the Committee may deem appropriate. The report to the Board of Directors may take the form of an oral report by the Chairman or any other member of the Committee designated by the Committee to make such report.

        B.    Minutes.    The Committee shall maintain minutes or other records of meetings and activities of the Committee.

        C.    Evaluate Performance of Committee and Review Charter.    The Committee shall perform a review and evaluation, at least annually, of the performance of the Committee, including by reviewing the compliance of the Committee with this Charter. In addition, the Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Board any amendments or modifications to this Charter that the Committee deems appropriate. The Committee shall conduct such evaluations and reviews in such manner as it deems appropriate.

        D.    Resources.    In discharging its responsibilities, the Audit Committee shall be entitled to rely upon advice and information that it receives in its discussions and communications with management and such experts, advisors and professionals with whom the Committee may consult. The Committee shall have the authority to request that any officer or employee of the Company, the Company's outside legal counsel, the Company's independent auditor or any other professional retained by the Company to render advice to the Company attend a meeting of the Committee or meet with any members of or advisors to the Committee. The Committee shall also have the authority to engage legal, accounting or other advisors to provide it with advice, information and other assistance in connection with carrying out its responsibilities. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

        E.    Other.    The Audit Committee may perform such other functions as may be requested by the Board from time to time.

        F.    Limitation of Audit Committee's Role.    While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

AVALONBAY COMMUNITIES, INC. 2900 EISENHOWER AVENUE SUITE 300 ALEXANDRIA, VA 22314	Please take a moment now to authorize a proxy to vote your shares of AvalonBay Communities, Inc. common stock at the 2003 Annual Meeting of Stockholders.
YOU CAN AUTHORIZE A PROXY TO VOTE YOUR SHARES TODAY IN ONE OF THREE WAYS:

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.
VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to AvalonBay Communities, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	AVALN3	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AVALONBAY COMMUNITIES, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1
1.
To elect the following eight individuals to serve until the 2004 Annual Meeting of Stockholders and until their respective successors are elected and qualify:
	(01) Bryce Blair, (02) Bruce A. Choate, (03) John J. Healy, Jr., (04) Gilbert M. Meyer, (05) Charles D. Peebler, Jr., (06) Lance R. Primis, (07) Allan D. Schuster, and (08) Amy P. Williams.	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.
2.	To vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof in the discretion of the proxy holder.

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign. If executed by a company or partnership, the proxy should be executed in the full corporate or partnership name and signed by a duly authorized person, stating his or her title or authority.

				Yes	No
		Please indicate if you plan to attend this meeting		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

AVALONBAY COMMUNITIES, INC.

ANNUAL MEETING OF STOCKHOLDERS, MAY 14, 2003, 10:00 A.M. LOCAL TIME.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P R O X Y

The undersigned hereby appoints Bryce Blair, Timothy J. Naughton, and Thomas J. Sargeant, and each of them, as proxies for the undersigned, each with full power of substitution, to represent and vote all shares of common stock, par value $0.01 per share, of AvalonBay Communities, Inc. (the "Company") held of record by the undersigned as of the close of business on March 17, 2003 and which the undersigned is entitled to vote only at the Annual Meeting of Stockholders (the "Annual Meeting"), to be held at The Ritz-Carlton Marina del Rey, Marina del Rey, California on May 14, 2003, 10:00 a.m. local time, and any adjournments or postponements thereof, with all of the powers the undersigned would possess if personally present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the Proxy Statement and revokes any proxy heretofore given with respect to the Annual Meeting.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, INCLUDING WHETHER OR NOT TO ADJOURN THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THE PROXIES IN THEIR DISCRETION. AT THE PRESENT TIME, THE BOARD OF DIRECTORS IS NOT AWARE OF ANY OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF ANY PERSON AS DIRECTOR WHERE ONE OR MORE NOMINEES ARE UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE, AND WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE ANNUAL MEETING. STOCKHOLDERS WHO PLAN TO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXY BY CASTING THEIR VOTE AT THE ANNUAL MEETING IN PERSON.

SEE REVERSE SIDE	PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE	SEE REVERSE SIDE

AVALONBAY COMMUNITIES, INC. 2900 EISENHOWER AVENUE SUITE 300 ALEXANDRIA, VA 22314	Please take a moment now to authorize a proxy to vote your shares of AvalonBay Communities, Inc. common stock at the 2003 Annual Meeting of Stockholders.
YOU CAN AUTHORIZE A PROXY TO VOTE YOUR SHARES TODAY IN ONE OF THREE WAYS:

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.
VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to AvalonBay Communities, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	AVALN1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AVALONBAY COMMUNITIES, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1
1.
To elect the following eight individuals to serve until the 2004 Annual Meeting of Stockholders and until their respective successors are elected and qualify:
	(01) Bryce Blair, (02) Bruce A. Choate, (03) John J. Healy, Jr., (04) Gilbert M. Meyer, (05) Charles D. Peebler, Jr., (06) Lance R. Primis, (07) Allan D. Schuster, and (08) Amy P. Williams.	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.
2.	To vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof in the discretion of the proxy holder.

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign. If executed by a company or partnership, the proxy should be executed in the full corporate or partnership name and signed by a duly authorized person, stating his or her title or authority.

		Yes	No			Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household		☐	☐	Please indicate if you plan to attend this meeting		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

AVALONBAY COMMUNITIES, INC.

ANNUAL MEETING OF STOCKHOLDERS, MAY 14, 2003, 10:00 A.M. LOCAL TIME.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P R O X Y

The undersigned hereby appoints Bryce Blair, Timothy J. Naughton, and Thomas J. Sargeant, and each of them, as proxies for the undersigned, each with full power of substitution, to represent and vote all shares of common stock, par value $0.01 per share, of AvalonBay Communities, Inc. (the "Company") held of record by the undersigned as of the close of business on March 17, 2003 and which the undersigned is entitled to vote only at the Annual Meeting of Stockholders (the "Annual Meeting"), to be held at The Ritz-Carlton Marina del Rey, Marina del Rey, California on May 14, 2003, 10:00 a.m. local time, and any adjournments or postponements thereof, with all of the powers the undersigned would possess if personally present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the Proxy Statement and revokes any proxy heretofore given with respect to the Annual Meeting.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, INCLUDING WHETHER OR NOT TO ADJOURN THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THE PROXIES IN THEIR DISCRETION. AT THE PRESENT TIME, THE BOARD OF DIRECTORS IS NOT AWARE OF ANY OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF ANY PERSON AS DIRECTOR WHERE ONE OR MORE NOMINEES ARE UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE, AND WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE ANNUAL MEETING. STOCKHOLDERS WHO PLAN TO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXY BY CASTING THEIR VOTE AT THE ANNUAL MEETING IN PERSON.

SEE REVERSE SIDE	PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE	SEE REVERSE SIDE

QuickLinks

PROPOSAL 1 ELECTION OF DIRECTORS
Summary Compensation Table
Aggregated Option Exercises in Fiscal Year 2002 and Fiscal Year-End 2002 Option Values
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
INDEPENDENT PUBLIC ACCOUNTANTS
OTHER MATTERS
  Appendix